Exhibit 77(m)

On May 25, 2017, the Board of Trustees of the Trust approved two plans of reorganization (the "Reorganizations") whereby the Century Shares Trust and Century Small Cap Select Fund, each a series of Century Capital Management Trust, would merge into the Congress Large Cap Growth Fund and the newly created Congress Small Cap Growth Fund, respectively. Both Reorganizations were effective as of the close of business on September 15, 2017. As a result of the Reorganization, the Congress Large Cap Growth Fund?s Institutional Class has assumed the accounting and performance history of the Century Shares Trust. As the Congress Small Cap Growth Fund had no history prior to the Reorganization, it assumed the accounting and performance history of the Century Small Cap Select Fund. As a result of the Reorganizations, the Century Shares Trust and Century Small Cap Select Fund changed auditors, from Deloitte & Touche LLP to Tait, Weller & Baker LLP.

For the Congress Large Cap Growth Fund, the Reorganization was accomplished by a tax-free exchange of 10,069,790 Institutional shares of the Century Shares Trust for 9,110,113 Institutional shares of the Congress Large Cap Growth Fund. At close of business on September 15, 2017, the net assets of the Century Shares Trust, the Congress Large Cap Growth Fund?s Institutional Class, and the Congress Large Cap Growth Fund?s Retail Class were $236,856,466, $47,708,513, and $4,300,279, respectively. After the Reorganization, the net assets of the Congress Large Cap Growth Fund?s Institutional Class and the Congress Large Cap Growth Fund?s Retail Class were $284,564,979 and $4,300,279, respectively. As the survivor for accounting and performance purposes, the total net assets of the Congress Large Cap Growth Fund at the close of business on September 15, 2017, included $200,014 of net investment income, $11,869 of undistributed realized gain on investments and $17,368,745 of unrealized appreciation on investments.

For the Congress Small Cap Growth Fund, the Reorganization was accomplished by a tax-free exchange of 1,862,132 Investor shares and 1,068,322 Institutional shares of the Century Small Cap Select Fund for 1,862,132 Retail shares and 1,068,322 Institutional shares of the Congress Small Cap Growth Fund, respectively.